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                                  EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 4, 1999, except for Notes 1 and 11 as to which the date is October 26, 1999, in the Registration Statement (Form S-1) and related prospectus of Gaiam, Inc. for the registration of 1,705,000 shares of its Class A Common Stock.

We also consent to the reference to our firm under the caption "Experts" and the use of our report dated June 25, 1999, of Healing Arts Publishing, Inc. as of and for the period from January 1, 1998 through September 14, 1998 (acquisition date) in the Registration Statement (Form S-1) and related Prospectus of Gaiam, Inc. for the registration of 1,705,000 shares of its Class A Common Stock.


Denver, Colorado

October 27, 1999


                                  /s/ ERNST & YOUNG LLP